Execution



                GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-17

                         TERMS AGREEMENT
                         ---------------
                    (to Underwriting Agreement
                     dated October 23, 1995,
             between the Company and the Underwriter)

GE Capital Mortgage Services, Inc.            New York, New York
Three Executive Campus                          October 23, 1998
Cherry Hill, NJ 08002

           Salomon Smith Barney Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-17 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-17 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 1998-17 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing, first lien one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of October 1, 1998 (the "Cut-off Date"):

      (a) Aggregate Principal Amount of the Mortgage Pool:
$521,884,655 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $494,791,700 or greater than $546,875,000.

      (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

      (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in
Section 1(a):

                                                    Class
                 Principal        Interest      Purchase Price
Class            Balance,           Rate          Percentage
-----            --------           ----          ----------

Class M        $7,828,000          6.75%          99.19975
Class B1        3,914,000          6.75%          96.42891
Class B2        2,609,000          6.75%          92.48184


      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, October 29, 1998 (the "Closing Date").

      Section 4. Required Ratings: The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of "AA," "A" and "BBB," respectively, from Standard and Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      Section 6. Additional Expenses: The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               SALOMON SMITH BARNEY INC.



                               By:______________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:____________________________
   Name:
   Title: